EXHIBIT 12.1

COMPUTATION OF RATIOS

Ratio of earnings to fixed charges:

	Three Months
	Ended	Years Ended December 31,
	March 31, 2009	2008	2007(1)	2006(1)	2005(1)	2004(1)
Earnings:
Add:
Pre-tax income/(loss) from continuing operations	4,565,212	24,857,523	N/A	N/A	N/A	N/A
Fixed Charges	88,210	291,130	N/A	N/A	N/A	N/A
Less:
Minority interest in earnings of consolidated subsidiaries	219,823	241,197
Interest Capitalized	-	-	N/A	N/A	N/A	N/A
Earnings including short-term investment interest	4,433,599	24,907,456	N/A	N/A	N/A	N/A
Less:
Interest Income	76,917	214,850	N/A	N/A	N/A	N/A
Excluding short-term investment interest	4,356,682	24,692,606	N/A	N/A	N/A	N/A
Fixed Charges:
Interest on indebtedness	60,210	179,130	N/A	N/A	N/A	N/A
Interest within rent expense	28,000	112,000	N/A	N/A	N/A	N/A
Total fixed charges	88,210	291,130	N/A	N/A	N/A	N/A
Ratio of earnings to fixed charges:
Including deposit interest	50.26	85.55	N/A	N/A	N/A	N/A
Excluding deposit interest	49.39	84.82	N/A	N/A	N/A	N/A

(1) During the years ended December 31, 2007, 2006, 2005 and 2004, we did not incur any interest expense or other fixed charges, therefore, a ratio of earnings to combined fixed charges is not applicable for these periods.